Issuer Free Writing Prospectus

Filed Pursuant to Rule 433
Registration Statement No. 333-128071
February 21, 2008

John Deere Capital Corporation
$500,000,000 Floating Rate Notes Due February 26, 2010

Issuer:	John Deere Capital Corporation

Ratings:	A2 (Stable) by Moody’s Investors Service, Inc. / A (Stable) by Standard and Poor’s Ratings Services

Note Type:	Medium Term Notes

Aggregate Principal Amount Offered:	$500,000,000

Trade Date:	February 21, 2008

Time of First Sale to Public:	8:00 a.m. EST on February 22, 2008

Settlement Date (T+3):	February 26, 2008

Maturity Date:	February 26, 2010

Reference Rate:	USD-LIBOR-Reuters (Screen LIBOR01) Page

Coupon:	3M USD LIBOR+ 45 bps

Coupon Payment Dates:	Quarterly on the 26th (or next Business Day) of May, August, November, and February commencing on May 26, 2008

Interest Determination Dates:	2 London Business Days

Initial Interest Determination Date:	22 February 2008

Day Count:	Actual / 360

Day Count Convention:	Modified Following, Adjusted

Price to Public:	100.000%

Gross Spread:	0.20%

Net Proceeds (%):	99.80%

Net Proceeds ($):	$499,000,000

CUSIP:	24422EQP7

Joint Bookrunners:	Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc.

Co-Managers:	BBVA Securities, Inc., HSBC Securities (USA) Inc., Santander Investment Securities Inc.

The Issuer has filed a Registration Statement (including a prospectus) with the Securities and Exchange Commission for the Offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this Offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC collect at 1-800-221-1037 or J.P. Morgan Securities Inc. at 1-212-834-4533.

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